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                                                                     Exhibit 5.1

                          [Faegre & Benson Letterhead]


                                  April 9, 1999

BUCA, Inc.
1300 Nicollet Mall
Suite 3043
Minneapolis, MN 55403

Ladies and Gentlemen

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 3,190,410 shares of Common Stock, par value $.01 per share, of BUCA, Inc., a Minnesota corporation (the "Company"), we have examined such corporate records and other documents, including the Registration Statement on Form S-1 relating to such shares (as such Registration Statement may be amended from time to time, the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

         1. The Company is a corporation duly organized and existing under the laws of the State of Minnesota.

         2. When the shares of Common Stock to be sold by the Company are issued and sold as contemplated in the Registration Statement, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such shares and such shares will be legally and validly issued and fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.


                                             Very truly yours,

                                             /s/ Faegre & Benson LLP

                                             FAEGRE & BENSON LLP